Exhibit 10.18

AGENCY AGREEMENT

This non-exclusive Distribution Agreement (“Agreement”), effective as of the 15th day of March, 2011 (the “Effective Date”), is entered into by and between Universal Detection Technology, Inc., having offices at 340 N Camden Drive, Suite 302, Beverly Hills, CA 90210, United States of America (the “Company”), and APP Systems Services PTE, LTD., having offices at 11 Toh Guan Road East #03-01, APP Enterprise Building, Singapore 608603 (the “Agent”).

1- THE AGREEMENT

a) Company hereby agrees to engage the Agent, on a non-exclusive basis, in efforts to promote and sell Company’s radiation detectors in Singapore and Japan, (the “Territory”). Agent shall exercise its best efforts to find, negotiate, and complete sales to both public and private entities within the Territory. Completing a sale insinuates that Company’s devices have been, or are contractually expected to be, delivered and that all related funds have been collected by the Company. The company is responsible to pay Agent’s fees upon collecting relevant proceeds from sales within the Territory.

b) The term of this agreement shall be one year from the Effective Date as defined and outlined in this Agreement. This Agreement can be renewed after one year from the Effective Date by joint agreement between Company and Agent.

c) Company shall be under no obligation to pay any fees or other monies to Agent on account of this Agreement unless the sale of one or more units of Company’s product has taken place due to the efforts of Agent and as a direct consequence of Agents negotiations.

d) Company hereby agrees not to circumvent Agent and not to make any direct sales to parties introduced to Company by Agent without informing Agent and making necessary arrangement for Agent to secure related fees.

3- THE FEE

a) The fee for Agent’s introductions and negotiations that lead to successful sale of Company’s product shall be ten percent (10%) of the US Dollar amount of the proceeds to Company net of any applicable domestic and international dues and taxes.

340 N Camden Drive, Suite 302, Beverly Hills, CA 90210, USA – +1 (310) 248 3655 – www.udetection.com

IN  WITNESS WHEREOF, the parties have signed this Agreement.

Company	Agent

/s/ Jacques Tizabi	/s/ C.P. Lee
Jacques Tizabi	Name: Lee, C.P.
Chairman & CEO	Title: Director, Sales and Marketing
Universal Detection Technology

340 N Camden Drive, Suite 302, Beverly Hills, CA 90210, USA – +1 (310) 248 3655 – www.udetection.com